Summit Hotel Properties

Summit Hotel Properties, LLC has reviewed its consolidated financial results for the three months ended March 31, 2009. The results of operations for the three months ended March 31, 2008 and March 31, 2009 for all Company hotels, including from discontinued and continuing operations, is derived from the Company’s un-audited financial statements. The three months ended March 31, 2009 Budget information is based on the Company’s current 2009 operating budgets.

			Budget for
	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	Mar. 31, 2009	Mar. 31, 2008	Mar. 31, 2009
Occupancy Rate:	60.35%	62.62%	58.36%
Average Daily Rate (“ADR”):	$91.44	$102.69	$102.17
Revenue Per Available Room (“RevPAR”):	$55.18	$64.30	$59.62
Total Revenue:	$29,812,386	$34,885,319	$32,106,122
Total Revenue from Continuing Operations:	$29,812,386	$32,821,032	$32,106,122
Net Cash from Operations:	$629,529	$3,880,941	$533,612

Management’s comments on the results of operations for the Three Months Ended March 31, 2009
The continued downturn in the United States economy directly affected hotel occupancy rates and ADRs nationwide during the three months ended March 31, 2009. In spite of the downturn, the Company generated sufficient cash from operations to satisfy its obligations during the three months ended March 31, 2009, including all principal and interest payments on its bank debt, and monthly investor Priority Return payments. Due to the decline in revenues, management has re-focused its efforts on operating efficiently and reducing expenses, but without sacrificing a high-quality guest experience. Despite the significant decrease in revenues during the three months ended March 31, 2009 compared to the three months ended March 31, 2008, because of the Company’s efforts to reduce expenses, the Company continues to generate positive Net Cash from Operations (as defined below). The difference between total Revenue of $34.9 million during the three months ended March 31, 2008 and Revenue from Continuing Operations of $32.8 million in the three months ended March 31, 2008 is due to five hotels that were sold during the last two quarters of 2008. During the three months ended March 31, 2009, the Company generated Net Cash from Operations of $629,529 which exceeds the budget of $533,612. As of the date of this report, management believes that the Company will continue to generate sufficient cash from operations to fund operations, make principal and interest payments on debt, and pay monthly Priority Return distributions to investors for the foreseeable future.

Non-GAAP Financial Measures
Management utilizes a variety of indicators to compare the financial and operating performance of the Company’s hotels between periods, as well as the performance of individual hotels or groups of hotels. The key indicators we use include: occupancy percentage rate which is the percentage computed as the number of hotel guestrooms occupied divided by the number of guestrooms available for occupancy; average daily rate (ADR) which is the average rental rate charged to guests; revenue per available room (RevPAR) which is the product of the occupancy rate and ADR. Each of these indicators is also commonly used throughout the hotel industry. Because the number of hotels we own each year is variable, we believe these indicators give a better indication of our performance.

Management also presented Net Cash from Operations information. Net Cash from Operations as defined in the Company’s Operating Agreement is gross cash proceeds from the Company’s operations and disposition of assets, less the portion used to pay the established reserves, debt payments, capital improvements, replacements and contingencies, all as determined by the Company Manager. Management believes this non-GAAP financial measure is significant because many members are highly interested in the Company’s cash flow, which reflects its ability to make additional distributions to its members above and beyond the Priority Return payments.

Reconciliation of Net Income to Net Cash From Operations

			Budget for
	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	Mar. 31, 2009	Mar. 31, 2008	Mar. 31, 2009
Net Income	($1,470,972)	$504,473	$445,260
plus Depreciation and Amortization	$5,666,740	$5,874,772	$4,658,330
less Principal Payments on Company debt	($1,584,377)	($1,296,636)	($1,446,340)
less Priority Return Payments to Investors	($2,843,471)	($2,665,195)	($2,665,190)
less Reserves Required by Lenders	($436,154)	($532,683)	($458,448)
plus Capitalized Interest on Loans	$457,796	$300,579	$0
plus Repair Expense Funded by Loans/Reserves	$839,967	$1,695,631	$0

Net Cash from Operations	$629,529	$3,880,941	$533,612

Forward-Looking Statements
This report includes “forward-looking” statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases, regarding the Company’s cash flow. Actual results may differ materially from such forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, our financial and business prospects, our capital requirements, our financing prospects, changes in same hotel revenues, and those risks described in Item 1.A. of our annual report on Form 10-K. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we disclaim any obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.